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                                                                    EXHIBIT 11.1

                              ADVENT SOFTWARE, INC

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                           QUARTER ENDED SEPTEMBER 30,   NINE MONTH PERIOD ENDED SEPTEMBER 30,
                                           ---------------------------   --------------------------------------
                                               1996           1995              1996                 1995
                                           ------------   ------------   -------------------   ----------------
Primary and Fully Diluted:
Weighted average common shares
 outstanding for the period...............        7,127          2,951                7,008               2,945
  Common equivalent shares:
     Convertible preferred stock..........           --          2,235                   --               2,235
     Options and warrants.................          760            684                   --                 684
     Shares pursuant to SAB 83............           --            261                   --                 261
                                                 ======         ======              =======              ======
     Shares used in per share calculations        7,887          6,131                7,008               6,125
     Net income...........................       $1,349         $  772              $(2,738)             $1,621
                                                 ======         ======              =======              ======
     Net income per share.................       $ 0.17          $0.13              $ (0.39)             $ 0.26
                                                 ======         ======              =======              ======
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